UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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Whitestone REIT
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WHITESTONE REIT 2600 South Gessner, Suite 500 w Houston, Texas 77063 Phone: 713.827.9595 w Fax: 713.465.8847

May 1, 2009

Fellow Shareholders:

I am writing to you as a long-time independent trustee of Whitestone REIT and in my capacity as the chair of the Compensation Committee and Special Committee of the Board of Trustees of the Company.  As I look forward to the 2009 annual shareholders meeting, the Whitestone REIT Board of Trustees and management team prepared a response to questions received over the last year to permit us to have more constructive dialogue with you at the meeting. Since Jim Mastandrea and John Dee joined  Whitestone on October 2, 2006, the Board and management has taken action to increase transparency as a publicly registered enterprise. As a matter of priority and principle, the Board and management strive to maintain an open line of communication to the shareholders about the decisions and processes to promote a greater understanding of what is going on in your Company.

The following addresses the questions raised, many of which have been addressed in previous communications. The following demonstrates how the Board and management team are working for shareholders to increase long-term value and maintain a stable dividend.

Q.         Why was the Whitestone 2008 Long-Term Equity Incentive Ownership Plan (the “2008 Equity Incentive Plan”) adopted and why were grants made under the 2008 Equity Incentive Plan to the current management team?

A.         On October 2, 2006, the Board made the difficult decision not to renew the Company’s management and advisory agreements with its external manager, to appoint a new chief executive officer, and to immediately become internally-managed and advised, clearing the way for a later listing of the shares or other liquidity event.  Faced with expensive litigation, a default in the Company’s $75 million credit facility, no office space and no employees, in a short 60 day period, we:

•	fully staffed the Company,
•	worked out the default with our senior lender with little cost to the Company,
•	“internalized” the management of the Company, and,
•	eliminated the conflicts inherent in an externally managed structure that were an impediment to future growth and ultimate listing of the Company’s shares.

For the ensuing 20 months, James C. Mastandrea, Chairman and Chief Executive Officer, John J. Dee, Chief Operating Officer, David K. Holeman, Chief Financial Officer, Valerie L. King, Senior Vice President of Property Management, and Daniel E. Nixon, Jr., Senior Vice President of Leasing and Redevelopment, with no guarantees of further employment, no bonus or incentive plan and no ownership in Whitestone, tirelessly worked to preserve the business while undergoing personal character attacks, potential proxy fights, and attempts to undermine Whitestone’s business.  They did so with an entrepreneurial mindset: they were creating a new company from the ground up, with new policies, procedures and business strategies. Between October 2, 2006 and now, this management team has:

•	successfully drafted and adopted a strategic plan for growth and value creation,
•	settled highly contentious and expensive litigation in a manner that strengthened the Company,
•	refinanced $75 million of short-term collateralized floating rate debt that had jeopardized the very existence of the Company since 2005, swapping it for long-term fixed rate debt,
•	outlined and implemented best practice business and operations policies and procedures
•	hired and built a highly professional, ethical and competent team of associates, and
•	managed the Company’s cash flow so that the Company is now living within its means.

After observing the job done by the management team during the initial 20-month period following October 2, 2006, and subsequently hearing from many shareholders that they supported the new management team, the Board decided to research and implement a program to incentivize the management team to remain with the Company for the long-term and to align their interests with the interests of shareholders.  The Board understood that to accomplish these objectives, it would require the development of a compensation package that would be competitive with comparable real estate investment trusts, affordable to the Company and linked to specific financial performance.  Accordingly, the Board elected to leave salaries at existing levels which were below-market for comparable talent, pay only discretionary cash bonuses at target levels substantially below peer companies, not offer employment contracts laced with expensive “parachute” payments and high cash bonuses to management or otherwise impair the Company’s ability to sustain its dividend.

Instead, the Compensation Committee of the Board, consisting solely of independent trustees (the “Committee”) engaged CEL & Associates, Inc./CEL Compensation Advisors, LLC, (“CEL”) a Los Angeles-based, nationally recognized compensation consultant to the REIT industry, to assist it in devising an equity-based long-term incentive ownership plan that would be tied to performance of the Company.  The Committee and CEL worked for months to develop the long-term incentive plan that shareholders approved at last year’s annual meeting.  Several more months passed while the Committee, working with management and in consultation with CEL, formulated a stock allocation under the 2008 Equity Incentive Plan that was predominantly “back-end loaded” and required the Company to clear high performance hurdles for management to earn equity in the Company.  You may obtain information about CEL at their website at http://www.celassociates.com.

In early 2009, in recognition of the outstanding job they had done since October 2006 without the availability of a long term program, the Compensation Committee recommended, and the Board approved, a grant of 500,000 restricted shares, comprising approximately 24.2% of the 2,063,885 shares available under the 2008 Equity Incentive Plan, to Messrs. Mastandrea, Dee, Holeman and Nixon, and Ms. King. These shares have dividend and voting rights, but vest only upon attaining the financial performance goals set by the Compensation Committee and Board and are FULLY FORFEITABLE if the Company does not achieve specific performance targets within five years (subject to extension by the Board).  The Board also instituted a salary freeze at the 2008 level for the senior management team, and temporarily eliminated cash bonuses. For more information on such performance targets, see below.

At the same time in early 2009, as an incentive for future value creation, the Compensation Committee recommended, and the Board approved, the grant of an additional 893,687 common share units, comprising approximately 43.3% of the shares available under the 2008 Equity Incentive Plan, to the individuals named above in the form of restricted common share units.  The restricted common share units:

•	represent only a commitment to issue shares in the future upon the attainment of performance targets;
•	confer NO voting rights,
•	DO NOT pay dividends, and
•	are FULLY FORFEITABLE if the Company does not achieve specific performance targets (discussed below) within five years.

The Compensation Committee received professional, knowledgeable, independent expert advice from CEL & Associates in formulating these grants and believes that this compensation structure properly aligns the interests of management and the shareholders to create long-term value, does not dilute the cash flow of the Company and, consequently, the dividends payable to shareholders, and provides positive incentives for management to perform at an exceedingly high level to create value for your Company.

Q.         How many shares have been issued under the plan that members of senior management actually “own,” have the right to vote and pay dividends currently?

A.         In early 2009, the Compensation Committee granted an aggregate of 500,000 restricted shares, having an aggregate value of $2,575,000 based on the Board’s determination of a $5.15 common share value at December 31, 2008, to Messrs. Mastandrea, Dee, Holeman and Nixon, and Ms. King. This comprises approximately 4.8% of the outstanding voting common shares of the Company at March 9, 2009, and approximately 3.3% of the combined outstanding common shares and units of partnership interest (“OP Units”) in Whitestone REIT Operating Partnership (the “Operating Partnership”), which OP Units are convertible into shares of Whitestone common shares on a one-for-one basis at certain times described in the partnership agreement of our operating partnership.  These individuals must ultimately earn the shares through specific financial performance measures.  If the performance objectives are not met within five years (subject to extension by the Board), these shares are FORFEITED.

Q.         In early 2009, an additional 893,687 restricted common share units, comprising approximately 8.6% of the number of shares of voting common shares outstanding at March 9, 2009 and approximately 5.9% of combined outstanding common shares and OP Units, were granted to the management team members named above.  What rights do those securities have?

A.         None.  The restricted common share units have no vote and are not entitled to dividends.  They are earned only upon the attainment of certain performance objectives (discussed below).  Therefore, the restricted common share units represent only an expectation that if specific performance targets are met in the future, that number of shares will be issued to the management team members.  Therefore, at the present time, the restricted common share units represent no value or cash flow dilution to the current shareholders.

Q.         You have stated that both the outstanding restricted shares and the restricted common share units are earned upon the attainment of certain performance objectives. What are those objectives and what percentage of the shares vest when the particular objective is achieved?

A.         The restricted shares and restricted common share units are earned as Whitestone achieves certain target levels of annual Funds from Operations (“FFO”).  In the event such target levels are not achieved within five years, the restricted shares will be forfeited and the restricted common share units will terminate and be forfeited, unless such date is extended by the Board.  The performance targets, excluding the expense related to share-based compensation, are as follows:

FFO Target Level	Percentage Earned
$ 7,273,000	10%
$11,104,000	20%
$18,305,000	20%
$28,853,000	25%
$43,012,000	25%

For Whitestone’s fiscal year ended December 31, 2008, our FFO was $4,236,000, and serves as the benchmark for the program.  Consequently,  the Company must increase FFO by 72% above this benchmark for 10% of the awards to be earned, 162% for 30% to be earned, 332% for 50% to be earned, 581% for 75% to be earned and 915% for 100% of the shares to be earned.  The Board believes these are “stretch” targets which, when met, will create substantial additional value for all shareholders.

Although the details of the targets were not required by the Securities and Exchange Commission (“SEC”) rules to be included in the Proxy Statement for the 2009 Annual Meeting, all of this information will be included in the Proxy Statement for the 2010 Annual Meeting, as required by SEC rules.

Q.         When and to whom will the remaining 670,198 shares under the 2008 Equity Incentive Plan be granted?

A.         The Board used a portion of the remaining shares for grants to all Whitestone REIT employees and will use them as a tool to recruit additional exceptional talent and to reward other members of management at such times in the future as the Compensation Committee recommends and the Board determines is appropriate.

Q.         How does the number of shares authorized under the 2008 Equity Incentive Plan compare to the equity plans of other similar companies?

A.         The Compensation Committee was advised by CEL & Associates, and the Company was advised by potential underwriters, that the percentage of shares allocated to the 2008 Equity Incentive Plan was less than the average for companies with market capitalization of $150 million or less, compared to the plans of similarly situation REITs.

Q.         Why did the Board authorize the purchase of the Spoerlein Commons shopping center, given the Company’s focus on the Houston market?

A.         The experience of the Company in the aftermath of Hurricane Ike highlighted the risk to shareholders of the Company having a large majority of its property in the Houston market.  The Board has determined that geographic diversification into high growth urban markets in which the management team has knowledge and experience is a hedge against the economic and natural risks of being located in a single market.  The Spoerlein Commons center is a Class A property in a high traffic location,  in a high growth upscale suburb in the Chicago  market, which is a market in which Messrs. Mastandrea, Dee and Nixon have substantial investment experience.

Q.         How could the Board justify purchasing a property of that value from the CEO and chairman of the Board?

A.         Whitestone for several years prior to October 2, 2006 acquired properties in which Board members and management had economic interests.  It is common for REITs in their formative years to acquire interests in properties from executive officers and directors, particularly if such interests are distractions to the executive officer or present an opportunity for the REIT to either profit or eliminate conflicts.  While such transactions are relatively common and are lawful, they are typically held to a higher standard of scrutiny and should be submitted to independent analyses, arms-length negotiations and should be fair to shareholders.  Shareholders should be assured of a fair process marked by careful decision-making, independent support for the terms and independence in the decision to pursue the transaction.

Spoerlein Commons was acquired from a partnership of which Mr. Mastandrea was the general partner and of which he and his spouse owned in excess of 60% of the partnership interests.  When presented with the potential opportunity to acquire Spoerlein Commons, and after having been advised by counsel that any purchase must be pursuant to a process that is independent and produces an arms-length course of dealing, the Board debated whether to pursue the transaction at all and appointed a special committee consisting solely of the three independent trustees (the “Special Committee”) which was charged with investigating, evaluating, determining to proceed or not proceed with, negotiating and executing the purchase of Spoerlein Commons.  The Special Committee and Mr. Mastandrea had separate counsel.

The Special Committee interviewed, and subsequently engaged Argianas & Associates, a nationally-recognized real estate appraisal firm headquartered in Chicago, who was interviewed and determined to have no relationship with Mr. Mastandrea.  Argianas and Associates was charged with independently determining the value of Spoerlein Commons for the Special Committee.  The Special Committee, assisted by management other than Mr. Mastandrea, independently reviewed actual and projected financial information about Spoerlein Commons, authorized and considered structural and environmental due diligence on the property, and obtained an appraisal from Argianas & Associates. No real estate brokerage or investment advisory fees were paid.

The Special Committee then conducted a spirited negotiation with Mr. Mastandrea over price and terms of purchase, at all times being represented by the Company’s counsel while Mr. Mastandrea’s partnership was represented by its own lawyer whose fees it paid, not the Company.  The Special Committee studied and asked questions about the valuation methodology followed by Argianas & Associates.  The ultimate purchase price was at a small discount to appraised value.

Since October 2, 2006, and particularly since the settlement of the litigation, the Board has desired for Mr. Mastandrea to make a meaningful investment in the Company’s common shares.  The Special Committee saw the Spoerlein Commons acquisition as a means to obtain a sizable investment by Mr. Mastandrea.  Most of the equity value of Spoerlein Commons was acquired in exchange for OP Units in the Operating Partnership, representing an approximately $3,600,000 investment by Mr. Mastandrea in Whitestone.  This is the largest personal investment in the Company by any shareholder.  To further protect shareholders and conserve cash during the period of transitioning the property into the Whitestone portfolio, the Special Committee negotiated a provision that provided Mr. Mastandrea no dividends on the OP Units received until July 2009.  The cash portion of the purchase price went to pay down first and second mortgage debt on the property and to allow the sellers to pay taxes on some of the gain with respect to the sale.  The Special Committee was advised by counsel during  the due diligence process and negotiations of the transaction to assure that its approval was in accordance with the provisions of Maryland law and the Company’s Declaration of Trust and Bylaws.

Q.         We paid $10.00 per share for our Whitestone REIT shares in Whitestone’s offering.  How could the Board justify issuing OP Units to Mr. Mastandrea at an effective price of $5.15 per share?

A.         From 2004 to September 2006, common shares were sold to the public at $10.00 per share. Approximately $1.40 of this amount went to pay fees and expenses, including organization and offering expenses, due diligence expenses and other acquisition related fees and expenses. Therefore, the $10.00 was actually worth only $8.60 on the day of closing.

Prior to the 2004 offering, investors purchased common shares and limited partnership interests at different amounts but generally less than $7.00.

Beginning in July 2007, the United States real estate and credit markets entered a period of decline of a magnitude not seen since the Great Depression.  The value of real estate all over the country has declined significantly.  Capitalization rates on “A” quality commercial real estate have increased significantly, particularly on properties of the nature owned by the Company. Management believes cap rates on these types of assets have risen by an average of more than 30% since the beginning of 2007. The Morgan Stanley US REIT index, which reflects the price of the common shares of the broader REIT market, has declined from approximately 1,300 in the first quarter of 2007 to approximately 500 currently, a decline of over 60% from its peak levels.

At the suggestion made by a shareholder at the annual meeting in July 2008, the Board began to discuss the need to review the Company’s common share price/value for purposes of valuation of IRA and 40l(k) accounts. The Board formally discussed the issue in November 2008, so they would be completed by December 31st, the valuation date used by fiduciaries that administer these types of accounts. Share price valuation discussions were held before the evaluation and negotiation of the Spoerlein Commons acquisition began.  The Board believed that the $10.00 price used in the Company’s offering in 2004 through 2006 had decreased significantly, and that when the “window” opens to publicly list the shares, the marketplace would quickly realize the value of the shares.

In connection with the Company’s evaluation of the Spoerlein Commons purchase, the Company’s financial team, excluding Mr. Mastandrea, prepared a valuation analysis for the Whitestone common shares using three valuation methodologies:  (1) Whitestone FFO per share times the average multiple of FFO per share for comparable REITs; (2) Whitestone dividend per share divided by average dividend yield for comparable REITs; and (3) net asset value per share using market cap rates.  The Board believed that these methodologies were consistent with those that an underwriter would use in a listed offering of the Company’s common shares.

These valuation methodologies produced a valuation range of $4.10 to $5.85 per share, or an average of $4.98 per share, with no discounts for lack of market or the small-cap size of the Company.  The Board considered management’s cap rate analysis to be the most company-specific and least tied to publicly-traded REITs, and evaluated the range produced by that analysis, which was $4.49 to $5.85 per share, or an average of $5.17 per share.

The Board then engaged Western Reserve Partners, a real estate investment banking firm, to review management’s internal analysis.  Western Reserve Partners advised the Company that a $5.15 per share valuation was on the high side of the range of reasonableness for current valuation.  Based on management’s analysis and Western Reserve Partners’ advice, the Board advised shareholders of a new $5.15 per share valuation and used that value in determining the number of OP Units to deliver to Mr. Mastandrea as part of the purchase price for Spoerlein Commons.

The Board gained a level of confirmation that its valuation was correct when it learned that funds controlled by MacKenzie Patterson Fuller in February 2009 successfully completed a mini-tender offer for over 200,000 shares of Whitestone common shares at a price of $4.50 per share.  Then, on April 27, 2009, funds controlled by MacKenzie Patterson Fuller commenced a tender offer for 400,000 shares of the Company’s common shares at a price of $2.50 per share.  Based on all of the information available to it, the Board believes that the $5.15 value for the Company’s common shares is reasonable.

Q.         Why has my dividend been reduced when I was led to expect a 7% dividend when I purchased my shares?

A.         The dividend had been reduced to $0.60 per share by the Board prior to current management’s arrival at Whitestone on October 2, 2006.  Prior to the senior leadership team joining the Company in late 2006, Whitestone had established a pattern of making cash distributions in excess of its FFO and available cash flow, a practice generally avoided by listed REITs. After the Company internalized management in 2006, completed the litigation, adopted a strategic plan, refinanced the balance sheet from short-term floating rate debt to long-term fixed rated debt and built a management team, this practice was discontinued. The Board reduced the dividend again in October 2008 in order to cover the dividend with available cash flow.

Whitestone desires to raise public equity capital and list its shares for trading on a national exchange when a window of opportunity opens, and our dividend practice will be a factor as institutional holders consider investing in our stock, once we are listed. Listed REITs in all property sectors and all geographic locations are suffering from the severe economic recession that our nation is experiencing.  Many REITs have significantly reduced, and some have eliminated, their dividends.  Some REITS are reserving capital by paying out dividends in the form of stock.  We believe our current dividend policy is consistent with the policies of well-managed listed REITs.

Since October 2008, when the dividend was reduced, we have funded our dividend from cash flow. However, we are facing a tough operating environment in today’s economic recession, with some of our tenants going bankrupt and others having to ask for rent concessions or space reductions just to make ends meet.  We continue to seek accretive acquisitions that will increase our cash flow and allow us to offset some of our losses in occupancy and rental rate.   We continuously monitor our dividend level and are committed to maintaining a dividend level that is within our means. We will act in a manner that preserves shareholder’s investment and does not threaten the very existence of the Company.

As you consider the information above, the Board hopes that you focus on the following facts:

•	The 2008 Equity Incentive Plan is a plan that is typical for a widely-held REIT.
•	The size of the Equity Incentive Plan was verified as reasonable by a nationally-known compensation consultant that focuses on the real estate industry.
•	Only 500,000 shares were issued to executive management with voting and dividend rights, representing 4.8% of voting shares outstanding and 3.2% of combined voting shares and OP Units.
•
The balance of the 2009 grant, under the 2008 Equity Incentive Plan, is in the form of a promise to issue shares based on achieving specific financial goals in the future, and carries no current vote or dividend.

•
Restricted shares will be earned and become unrestricted, and shares will be issued in satisfaction of restricted common share units, ONLY if the Company grows FFO within five years, with just10% being earned upon achieving a 72% increase in FFO and 100% being earned only if FFO grows by over 900%.

•
The Spoerlein Commons acquisition was a strategic purchase by the Company that provided geographic diversification, an upgrade in the quality of our portfolio, an unencumbered asset that can be borrowed against to buy other properties, and a sizeable equity investment in the Company by our CEO.

•
A Special Committee, consisting solely of independent trustees, conducted a thorough, independent, fair and well-advised process in deciding to authorize the purchase of Spoerlein Commons and in negotiating the acquisition price and terms.

•
The value of our common shares has been carefully determined based on generally accepted valuation methods, has been stress-tested by a real estate investment banking firm, and has been affirmed by the precipitous decline in the REIT index and by independent third party tender offers completed within the past three months.

•	Our dividend was reduced so that we could fund it out of cash flow and is continuously being reviewed.

I chair the Compensation Committee and chaired the Special Committee that presided over the Spoerlein Commons purchase.  I am also one of two Board members who have been with Whitestone since inception, and as a long-time Whitestone shareholder, I have been impressed by the hard work, attention to detail, collegial culture, transparency, and strong ethical values of all the associates of Whitestone.  I believe Whitestone’s associates are taking their lead from management, and I further believe that management reflects your ideals.  Please know that in all we do as a Board, we place the interests of our shareholders and their investment first in every decision ..  We believe all the actions we have taken as explained above are consistent with our zealous representation of our shareholders.

Any of the members of the Board are happy to answer any questions not addressed above.  We look forward to continuing our journey to build a great company in Whitestone REIT.

Sincerely,

/s/ Jack L. Mahaffey
Jack L. Mahaffey
Independent Trustee
Chairman of Compensation Committee
Chairman of Special Committee